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                                                                    Exhibit 12.1

                          HOVNANIAN ENTERPRISES, INC

   Statement setting forth computation showing the ratio of earnings to fixed charges, including wholly-owned mortgage banking and finance subsidiaries.
                             (Dollars in thousands)

                                                              Year Ended      Year Ended    Year Ended     Year Ended    Year Ended
                                                              October 31,     October 31,   October 31,    October 31,   October 31
                                                                 2000            1999         1998           1997          1996
                                                                (Actual)       (Actual)      (Actual)      (Actual)       (Actual)
                                                              -----------     -----------   -----------    -----------  -----------
Net Income (loss).........................................       33,163          30,075       25,403         (6,970)     17,287
Add:
  Federal and State Income Taxes..........................       18,655          19,674       15,141         (5,154)      7,719
  Extraordinary Loss......................................                          868          748
  Interest Expensed Res & Comm............................       34,956          31,570       39,352         37,704      32,157
  Interest Expensed Mortgage & Finance Subsidiaries.......        2,491           3,240        3,099          1,778       2,354
  Amortization of Bond Prepaid Expenses...................          670           1,033          625            636         671
  Minority Interest.......................................          910
   Total Earnings.........................................       90,845          86,460       84,368         27,994      60,188
                                                                 ======          ======      =======         ======      ======
Fixed Charges:
  Interest Incurred Res & Comm............................       38,878          24,594       28,947         34,777      35,551
  Interest Incurred Mortgage & Finance Subsidiaries.......        2,491           3,240        3,099          1,778       2,354
  Amortization of Bond Prepaid Expenses...................          670           1,033          625            636         671
  Amortization of Bond Discount...........................           30
   Total Fixed Charges....................................       42,069          28,867       32,671         37,191      38,576
                                                                 ======          ======      =======         ======      ======
Ratio.....................................................         2.2             3.0          2.6            (a)        1.6

(a) Earnings for the year ended October 31, 1997 were insufficient to cover fixed charges for such period by $9,197,000.